Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of April 5, 2019 but effective as of May 1, 2019 (the “Effective Date”), by and between GOOGLE LLC, a Delaware limited liability company (“Landlord” or “Lessor”), and CHEMOCENTRYX, INC., a Delaware corporation (“Tenant” or “Lessee”).

R E C I T A L S :

A.     Landlord and Tenant are parties to that certain Lease (as defined below), pursuant to which Landlord is currently leasing to Tenant, and Tenant is currently leasing from Landlord, certain space (the “Premises”) containing approximately 35,755 rentable square feet located at that certain building addressed as 840-850 Maude Avenue, Mountain View, California (the “Building”). As used herein, “Lease” shall mean and refer, collectively, to the following document(s):

i.

Standard Industrial / Commercial Multi-Tenant Lease – Net dated as of April 20, 2004 (the “Original Lease”), between Portola Land Company, a California limited partnership (“Portola”) (as predecessor-in-interest to Landlord), and Tenant (incorrectly referred to as “ChemoCentryx Inc., a Delaware corporation”); and

ii.

First Amendment to Lease dated as of August 16, 2012 (the “First Amendment”), between Portola (as predecessor-in-interest to Landlord), and Tenant (incorrectly referred to as “ChemoCentryx, a Delaware corporation”); and

iii.	Second Amendment to Lease dated as of April 13, 2017 (the “Second Amendment”), between Google Inc., a Delaware corporation (as predecessor-in-interest to Landlord), and Tenant.

B.     Landlord and Tenant now desire to amend the Lease (i) to further extend the Term of the Lease, and (ii) to modify various terms and provisions of the Lease, all as hereinafter provided.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Capitalized Terms. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.

2.    Extension of Lease Term. The Term of the Lease, as previously extended, which is currently scheduled to expire on April 30, 2020, is hereby extended for a period of one (1) year (the “Extended Term”), commencing on May 1, 2020 (the “Extended Term Commencement Date”) and expiring on April 30, 2021, unless sooner terminated pursuant to the terms of the Lease, as hereby amended.

3.    Tenant Termination Right. Notwithstanding anything to the contrary contained in the Lease, as hereby amended, Tenant shall have the right to terminate this Lease at any time during the Extended Term by providing one hundred and twenty (120) days’ prior written notice of termination (the “Tenant Termination Notice”) to Landlord, in which event, this Lease shall terminate and the “Lease Expiration Date” shall be the date which is one hundred and twenty (120) days after the delivery of the Tenant Termination Notice.

4.    Landlord Termination Right. Notwithstanding anything to the contrary contained in the Lease, as hereby amended, Landlord shall have the right to terminate this Lease at any time during the Extended Term by providing not less than one hundred and twenty (120) days’ prior written notice of termination (the “Landlord Termination Notice”) to Tenant, in which event, this Lease shall terminate, and the “Lease Expiration Date” shall be the date which is specified as the Lease Expiration Date in the Landlord Termination Notice (which such date shall be no less than one hundred and twenty (120) days after the delivery of the Landlord Termination Notice (the period comprised of the actual number of days commencing on the date Tenant receives the Landlord Termination Notice and ending on the Lease Expiration Date being referred to herein as the “Landlord Termination Notice Period”)).

5.    Rent. Prior to the Extended Term, the Base Rent payable by Tenant shall continue to be as set forth in the Lease. During the Extended Term, Tenant shall pay Base Rent to Landlord for the Premises as set forth in the following schedule:

Period of Extended Term	Annual Base Rent	Monthly Installment of Base Rent
05/01/20 – 04/30/21	$1,737,693.00	$144,807.75

Tenant shall continue to pay Tenant’s Share of operating expenses and tax expenses in accordance with the terms of the Lease.

6.    Condition of Premises. Tenant is currently in possession of the Premises and shall continue to accept and occupy the Premises and the Building in their current “AS IS” condition as of the Effective Date and the Extended Term Commencement Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Premises, except as otherwise expressly set forth in the Lease, as hereby amended.

7.    Landlord’s Address for Notices. Effective as of the Effective Date, all notices, consents, demands and other communications delivered by Tenant to Landlord pursuant to and in accordance with the Lease must be addressed to the following addresses:

Originals sent to:

Google LLC

1600 Amphitheatre Parkway

Mountain View, California 94043

Attention: Lease Administration

and

Google LLC

1600 Amphitheatre Parkway

Mountain View, California 94043

Attention: Legal Department / RE Matters

With a copy sent to:

Google LLC

c/o CBRE, Inc.

225 West Santa Clara Street, Suite 1200

San Jose, CA 95113

Attention: Sandy Izumi

8.     Energy Performance Disclosure Information.Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively, the “Energy Disclosure Requirements”). Tenant hereby acknowledges prior receipt of the Data Verification Checklist, as defined in the Energy Disclosure Requirements (the “Energy Disclosure Information”), and agrees that Landlord has timely complied in full with Landlord’s obligations under the Energy Disclosure Requirements. Tenant hereby acknowledges and agrees that: (i) Landlord makes no representation or warranty regarding the energy performance of the Building or the accuracy or completeness of the Energy Disclosure Information; (ii) the Energy Disclosure Information is for the current occupancy and use of the Building and that the energy performance of the Building may vary depending on future occupancy and/or use of the Building; and (iii) Landlord shall have no liability to Tenant for any errors or omissions in the Energy Disclosure Information. If and to the extent not prohibited by applicable laws, Tenant hereby waives any right Tenant may have to receive the Energy Disclosure Information, including, without limitation, any right Tenant may have to terminate the Lease, as hereby amended, as a result of Landlord’s failure to disclose such information. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and/or liabilities relating to, arising out of and/or resulting from the Energy Disclosure Requirements, including, without limitation, any liabilities arising as a result of Landlord’s failure to disclose the Energy Disclosure Information to Tenant prior to the Effective Date. Tenant’s acknowledgment of the AS-IS condition of the Premises pursuant to the terms of the Lease, as hereby amended, shall be deemed to include the energy performance of the Building. Tenant further acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant shall cooperate with Landlord with respect to any Tenant Energy Use Disclosure. Without limiting the generality of the foregoing, Tenant shall, within ten (10) days following request from Landlord, disclose to Landlord all information requested by Landlord in connection with such Tenant Energy Use Disclosure, including, but not limited to, the amount of power or other utilities consumed within the Premises for which the meters for such utilities are in Tenant’s name, the number of employees working within the Premises, the operating hours for Tenant’s business in the Premises, and the type and number of equipment operated by Tenant in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Requirements), and any third parties to whom Landlord is required to make any Tenant Energy Use Disclosure. Tenant hereby: (A) consents to all such Tenant Energy Use Disclosures; and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Tenant agrees that neither Landlord nor any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Landlord Parties”) shall be liable for, and Tenant hereby releases the Landlord Parties from, any and all loss, cost, damage, expense and liability relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. In addition, Tenant represents to Landlord that any and all information provided by Tenant to Landlord pursuant to this Section shall be, to the best of Tenant’s knowledge, true and correct in all material respects, Tenant acknowledges that Landlord shall rely on such information.

9.    Statutory CASp Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, the Building, and/or the Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Second Extended Term Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days’ prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, the Building, or the Project in any way, (4) in accordance with all of the provisions of the Lease applicable to Tenant contracts for construction, and (5) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant’s contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant’s receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building, and/or the Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant’s receipt of an invoice therefor from Landlord.

10.    Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, except for CBRE, Inc., representing Landlord (the “Broker”), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this Amendment.

11.    Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after Landlord’s written request, deliver to Landlord satisfactory evidence of such authority, and, upon demand by Landlord, Tenant shall also deliver to Landlord satisfactory evidence of: (i) good standing in Tenant’s state of formation; and (ii) qualification to do business in California.

12.    Counterparts. This Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

13.    No Options. Notwithstanding anything to the contrary contained in the Lease, as hereby amended, Tenant hereby acknowledges and agrees that except as otherwise expressly set forth above in this Amendment: (i) Tenant has no (A) options to extend or renew the Lease, (B) early termination options, (C) options or rights to expand the Premises or to lease additional space in the real property of which the Premises are a part, (D) rights of first offer and/or rights of first refusal to lease any space in the real property of which the Premises are a part, and (E) options or preferential rights to purchase all or any portion of the Premises or the real property of which the Premises are a part nor any other rights or interests with respect to the Premises or the real property of which the Premises are a part, other than as “Tenant” under the Lease; and (ii) Tenant is not entitled to any improvement allowance, free or abated rent or any other concessions under the Lease.

14.    No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first above written.

“LANDLORD”:	“TENANT”:

GOOGLE LLC, a Delaware limited liability company	CHEMOCENTRYX, INC. a Delaware corporation

By:	/s/ David Radcliffe	By:	/s/ Thomas J. Schall, Ph.D.

Name:	David Radcliffe	Name:	Thomas J. Schall, Ph.D.

Title:	VP, Real Estate	Title:	Chief Executive Officer

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